                      [CHRONIMED STATSCRIPT PHARMACY LOGO]

                                                                    Exhibit 99.1


NEWS RELEASE


               CHRONIMED REPORTS FISCAL 2004 FIRST QUARTER RESULTS

                        REPORTS RECORD QUARTERLY REVENUE

                PROVIDES UPDATED FINANCIAL GUIDANCE FOR THE YEAR


MINNEAPOLIS, MINNESOTA, OCTOBER 29, 2003 -- Chronimed Inc. (Nasdaq: CHMD) reported record revenue along with strong earnings in its fiscal 2004 first quarter ended September 26, 2003. Total Company revenue was $128.6 million for the quarter, up $28.7 million or 28.7% from $99.9 million in the prior year's first quarter. Reported net income was $2.0 million, or $0.15 per share, an increase from $1.0 million or $0.08 per share in prior year's first quarter. Excluding a non-cash benefit related to a reduction in income tax liabilities of $0.6 million, net income in the current quarter was $1.4 million, or $0.11 per share.

Henry F. Blissenbach, Chronimed's Chairman and Chief Executive Officer commented, "I am pleased with our financial performance in the first quarter, with income from operations increasing 46% over last year's first quarter. Each of our key disease franchises contributed to our growth."

Quarterly Results

First quarter revenue was $128.6 million, up 28.7% over the year ago quarter and 11.5% on a sequential basis from fourth quarter of fiscal year 2003. Approximately two-thirds of this year-over-year revenue growth is from the HIV business. The Company's transplant revenue also grew in the first quarter of fiscal 2004 compared to both the year ago quarter and fiscal fourth quarter.

Gross profit for the first quarter increased $3.2 million, or 26.7%, to $15.2 million compared to $12.0 million in the same period a year ago. Gross margin for the first quarter was 11.8% compared to 12.0% in the first quarter a year ago. The expected decline in gross margin percentage is primarily due to lower margin rates from Fuzeon(R), the new HIV medication from Roche and Trimeris.

Operating expenses for the quarter were $13.0 million, or 10.1% of revenue compared to the prior year's operating expenses of $10.5 million, or 10.5% of revenue. The dollar increase in operating expenses reflects recent investments in sales, marketing and business development, along with the investment required to distribute Fuzeon.

Income tax expense for the quarter was $0.3 million, net of a $0.6 million benefit resulting from a reduction in income tax liabilities associated with prior tax years that are now audited and closed. The favorable impact of this tax benefit on earnings per share was $0.04.

10900 Red Circle Drive    Minnetonka, Minnesota  55343    952/979-3600      Fax:  952/979-3969       www.chronimed.com
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October 29, 2003
Page 2



Mr. Blissenbach concluded, "We made good progress on several fronts during the September quarter. We continued to successfully support the Fuzeon Progressive
Distribution Program for Roche and Trimeris, and we launched a comprehensive therapy management program in key disease franchises. Also, we implemented our new Cardinal wholesaler contract in August, and closed out the quarter with $16.0 million in cash, no debt, and continuing strong receivables and inventory performance."

Financial Guidance for Fiscal 2004

The Company had previously provided fiscal 2004 guidance, excluding Fuzeon, to be $480 to $490 million for revenue and $0.46 to $0.48 for earnings per share.
This was against the Company's fiscal 2003 actual performance of $436 million in revenue and $0.40 earnings per share.

However, three recent developments -- less-than-anticipated volume and profitability from Fuzeon, a reduction in reimbursement from a State of Indiana government-sponsored program totaling $1.8 million in both revenue and pre-tax profit over the next three quarters, and a reduction in oncology drug volume from Aetna estimated at $10 million in revenue and $800,000 in pre-tax profit over the next three quarters -- cause the Company to update its guidance. The
Company believes that it can offset most of this impact over the next three quarters. The offset will come from the new Cardinal wholesaler agreement that became effective in August, better-than-expected HIV and transplant revenue, and the elimination of operational expenses due to the lower volumes. The Company's updated guidance, including Fuzeon, is $520 to $530 million for revenue and $0.44 to $0.46 for earnings per share, plus the $0.04 per share for the reported first quarter tax benefit, equals total expected reported guidance of $0.48 to $0.50 per share.

Conference Call Information

Chronimed invites interested parties to participate in the first quarter financial results conference call on Thursday, October 30, 2003, 10:00 a.m. EDT.
To participate in the conference call, dial 212-676-4904 at least five to ten minutes prior to the scheduled time, and follow the operator's instructions. The conference call will also be webcast live over the Internet. To participate, logon to the Company's website at www.chronimed.com.

If you are unable to join the live call, it will be archived on Chronimed's website. In addition, a recording of the conference call will be available for a 24-hour period beginning at 12:00 p.m. EDT. To access the replay during this period, call 800-633-8284 or 402-977-9140 and enter reservation number 21164105.

ABOUT CHRONIMED INC.
Chronimed Inc. is a specialty pharmacy that distributes prescription drugs and provides specialized therapy management services for people with certain conditions, including HIV/AIDS, organ transplants, and diseases treated with biotech injectable medications. We work with patients, physicians and other health care providers, pharmaceutical manufacturers, health plans and insurers,

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October 29, 2003
Page 3



and government agencies to improve clinical and economic outcomes. Chronimed's web site address is www.chronimed.com.

Information contained in this press release and associated schedules, other than historical or current facts, should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. These factors include, but are not limited to, the following: our ability to maintain satisfactory on-going arrangements with biopharmaceutical manufacturers and wholesalers, and their ability to satisfy our volume, pricing, and product requirements; decrease in demand for drugs we handle; changes in Medicare or Medicaid reimbursement, rules and regulations; loss of relationships with, and/or significant reductions in reimbursements from, payors (including Aetna or other material contracts); negative cost containment trends or financial difficulties by our payors; changes in or unknown violations of various federal, state, and local regulations; costs and other effects of legal or administrative proceedings; the adoption of new or changes to existing accounting policies and practices and the application of such policies and practices; the amount and rate of growth in our selling, general and administrative expenses; the impairment of a significant amount of our goodwill; the effects of and changes in, trade, monetary and fiscal policies, laws and regulations; other activities of government agencies; increased competition; our ability to obtain competitive financing to fund operations and growth; continuing qualifications to list our securities on a national stock exchange; developments in medical research affecting the treatment or cure of conditions for which we distribute medications; the ability of management and accounting controls to assure accurate and timely recognition of revenue and earnings; computer system, software, or hardware failures or malfunctions; loss or retirement of key executives or changes in ownership; and adverse publicity, news coverage, and reporting by independent analysts. These and other risks and uncertainties are discussed in further detail in the cautionary statement filed as Exhibit 99.1 as part of Chronimed's annual report and Form 10-K filed with the Securities and Exchange Commission.

Contact:

Chronimed Inc.
Investor Relations
Brad Schumacher, (952) 979-3888

(more)


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October 29, 2003
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                                 CHRONIMED INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED
                                                  ------------------------------
                                                  SEPTEMBER 26,    SEPTEMBER 27,
                                                      2003              2002
--------------------------------------------------------------------------------
Revenue                                            $ 128,602         $  99,893
Yr to Yr Growth                                         28.7%

Cost of revenue                                      113,427            87,917
--------------------------------------------------------------------------------
        Gross profit                                  15,175            11,976
 % of Revenue                                           11.8%             12.0%

Operating expenses
    Selling and marketing                              1,322               923
    General and administrative                        10,703             9,020
    Bad debt                                             934               511
--------------------------------------------------------------------------------
        Total operating expenses                      12,959            10,454
 % of Revenue                                           10.1%             10.5%

Income from operations                                 2,216             1,522
 % of Revenue                                            1.7%              1.5%

Interest income                                           52                63
Interest expense                                          (1)             --
--------------------------------------------------------------------------------

Income before income taxes                             2,267             1,585
Income tax expense                                      (264)             (610)
--------------------------------------------------------------------------------
Net income                                         $   2,003         $     975
================================================================================
 % of Revenue                                            1.6%              1.0%

Basic net income per share                         $    0.16         $    0.08
Diluted net income per share                       $    0.15         $    0.08
================================================================================

Basic weighted-average shares                         12,583            12,353
Diluted weighted-average shares                       13,096            12,363
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October 29, 2003
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                                 CHRONIMED INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                              SEPTEMBER 26,
                                                                                  2003                   JUNE 27,
                                                                              (UNAUDITED)                  2003
------------------------------------------------------------------------------------------------------------------

ASSETS
Current assets
    Cash and cash equivalents                                                    $ 15,973                $ 22,854
    Accounts receivable (net of allowances of $6,380 and $5,940                    44,673                  40,001
       at September 26, 2003, and  June 27, 2003, respectively)
    Inventory                                                                       9,374                   8,614
    Prepaid expenses                                                                1,648                   1,071
    Deferred taxes                                                                  2,607                   2,607
------------------------------------------------------------------------------------------------------------------
        Total current assets                                                       74,275                  75,147

Property and equipment, net                                                         4,375                   4,487

Goodwill                                                                           30,233                  30,233
Other assets, net                                                                     135                     133
------------------------------------------------------------------------------------------------------------------
    Total assets                                                                $ 109,018               $ 110,000
==================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable                                                             $ 15,972                $ 19,085
    Accrued expenses                                                                2,824                   2,136
    Accrued bonus                                                                     350                   1,420
    Income taxes payable                                                              894                     821
------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                  20,040                  23,462

Deferred taxes                                                                      1,025                   1,025

Shareholders' equity
    Preferred stock                                                                     -                       -
    Common stock, issued and outstanding shares--
          12,619 and 12,541 respectively                                              126                     125
    Additional paid-in capital                                                     56,684                  56,248
    Retained earnings                                                              31,143                  29,140
------------------------------------------------------------------------------------------------------------------
        Total shareholders' equity                                                 87,953                  85,513
------------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholders' equity                              $ 109,018               $ 110,000
==================================================================================================================
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October 29, 2003
Page 6


                                 CHRONIMED INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

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
                                                                                        THREE MONTHS ENDED
                                                                             ---------------------------------------
                                                                             SEPTEMBER 26,             SEPTEMBER 27,
                                                                                 2003                      2002
--------------------------------------------------------------------------------------------------------------------

Operating activities
        Net income                                                              $ 2,003                     $ 975

    Adjustments to reconcile income to net cash (used in)
        provided by operating activities:
            Depreciation and amortization                                           573                       596
            Amortization of restricted stock                                          -                        28
            Changes in operating assets and liabilities:
                Accounts receivable                                              (4,672)                    3,582
                Income taxes                                                         73                       158
                Inventory                                                          (760)                   (1,507)
                Accounts payable                                                 (3,113)                      927
                Accrued expenses                                                   (382)                   (1,221)
                Other assets                                                       (579)                     (505)
------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by operating activities                      (6,857)                    3,033

Investing activities
    Purchases of property and equipment                                            (461)                     (309)
------------------------------------------------------------------------------------------------------------------
        Net cash used in investing activities                                      (461)                     (309)

Financing activities
    Net proceeds from issuance of common stock                                      437                         -
------------------------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                                   437                         -

(Decrease) increase in cash and cash equivalents                                 (6,881)                    2,724
Cash and cash equivalents at beginning of year                                   22,854                     6,306
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                     $ 15,973                   $ 9,030
==================================================================================================================
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